                                                                      EXHIBIT 20


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[Washington Mutual Logo]                                    [Great Western Logo]


                             WASHINGTON MUTUAL, INC.
                                   MERGER WITH
                       GREAT WESTERN FINANCIAL CORPORATION


                             THE EXECUTIVE SUMMARY*


                                   ISS MEETING
                                  MAY 22, 1997


* The following is an executive summary of certain more detailed information contained in Great Western Financial Corporation's Current Report on Form 8-K (the "Form 8- K") filed with the Securities and Exchange Commission on May 22, 1997. For further information concerning certain matters described herein see the Form 8-K.


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
The WAMU Transaction Is the Best For GWF Shareholders

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o        Creates immediate as well as ongoing value for GWF shareholders

o        Creates a premier consumer banking franchise

o        Represents the low risk execution alternative for GWF shareholders

o Ahmanson Proposal utilizes questionable assumptions and relies on imprudent leverage

o Compared to Ahmanson, WAMU has a proven track record of successfully integrating large acquisitions and delivering shareholder value

o The pro forma combined GWF/WAMU is financially superior to a combined GWF/Ahmanson


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
Creates Immediate As Well As Ongoing Value for GWF Shareholders

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o        Highly accretive to earnings per share -- 56% projected 1999E accretion per GWF share

o Earnings growth improved above what GWF shareholders could expect on a stand-alone basis -- 32% 1997E-1999E forecasted EPS growth

o Capital ratios remain strong as excessive leverage is not required to produce attractive financial returns -- pro forma tangible common ratio is projected to be in excess of 5%

o Significant growth in net interest income driven by high projected loan originations at reasonable margins

o WAMU has a consistent record of regular dividend increases -- 29% average annual increase since 1991


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
Creates a Premier Consumer Banking Franchise

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o        Will rank in top three in deposit market share in California,
         Washington and Oregon and 5th in Florida

o Number one-ranked originator of single family mortgage loans on a combined basis in California, Washington and Oregon

o WAMU's proven consumer banking capabilities have produced cumulative average growth rates since 1993 of 7% in consumer loans, 52% in depositor fee income, 23% in retail checking accounts and 10% in total households served. These capabilities will be applied to GWF's customer base


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
Represents the Low Risk Execution Alternative For GWF Shareholders

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o        The WAMU management team has worked together for a significant number of years and has considerably greater experience integrating large acquisitions as compared to Ahmanson's management team

o        GWF's systems are compatible with WAMU's, not with Ahmanson's

o WAMU will continue to use the GWF name in California, benefiting customer retention

o WAMU is a friendly transaction in which integration planning has already begun. Ahmanson is a hostile offer that has antagonized employees

o A faster solution to the situation is better for shareholders, employees and customers. WAMU is on track for a closing in late June or early July


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
AHM Proposal Utilizes Questionable Assumptions and Relies On Imprudent Leverage

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o        Ahmanson's projected cost savings are $114 million or 34% greater than
         WAMU's, a difference that cannot be supported by Ahmanson's proposed 100 additional branch closures

o Ahmanson's earnings are significantly more sensitive to achieving the stated cost savings target than are WAMU's

o Ahmanson made significant changes in its operating assumptions when it increased its bid; absent these changes the transaction is dilutive in 1999

o Ahmanson's EPS forecasts depend on massive share repurchases that leave little room for error -- share repurchases plus dividends are projected to equal 178% of net income through 1999

o Massive share repurchases will result in Ahmanson continuing to have one of the lowest consolidated tangible common equity ratios in the industry -- pro forma ranking of 92 out of 93 thrifts

o Ahmanson's intangibles will total 58% of total equity and the amortization expense will be in excess of 25% of net income available to common stock in 1998


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
Compared To Ahmanson, WAMU Has a Proven Track Record Of Successfully Integrating Large Acquisitions and Delivering Shareholder Value

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o        WAMU has consistently produced greater returns to shareholders -- ten year total return: 24% vs. 9%

o WAMU has consistently maintained stronger asset quality and reserve coverage ratios -- NPA-to-assets: 0.93% vs. 2.06; Reserves-to-NPLs:
         110% vs. 50%

o WAMU has delivered superior growth in earnings per share and dividends per share -- annual dividend growth: 29% vs. 0%

o WAMU has a more attractive mix of loans and deposits and is geographically more diversified -- consumer loans: 10% vs 3%; transaction + money market + savings accounts: 42% vs. 32%

o WAMU's loan originations have been growing while Ahmanson's have been declining -- 1994 to 1996 originations: 46% increase vs. 47% decrease


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
The Pro Forma Combined GWF/WAMU Is Superior To a Combined GWF/Ahmanson

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o        GWF shareholders, for each GWF share, will receive greater earnings and book value in a WAMU transaction than in an Ahmanson transaction

o A combination with WAMU will produce higher growth rates in EPS and book value than a combination with Ahmanson which should result in higher valuation multiples

o Return on assets and equity are materially higher in a combination with WAMU

o Capital, asset quality and reserve coverage ratios are significantly stronger in a combination with WAMU


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
The Pro Forma Combined GWF/WAMU Is Superior To a Combined GWF/Ahmanson

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
                                                          WAMU                                   Ahmanson
                                                          Transaction                            Proposal
                                                          -----------                            --------
EPS
---
   1999E Accretion to GWF Shareholder                     56%                                    39%
   1997E-1999E Growth                                     32%                                    20%

Capital
-------
    12/31/97E Tangible Common Equity Ratio                4.91%                                  3.46%
                                                          and projected to                       and projected
                                                          increase                               to be flat
    12/31/97E Tangible Book Value per GWF                 $19.28                                 $12.22
     Share

Returns
-------
    1999E Return on Assets                                1.35%                                  .98%
    1999E Return on Common Equity                         23.1%                                  11.7%

Asset Quality
-------------
    NPAs/Assets @ 3/31/97                                 0.94%                                  1.35%
    Reserves/NPLs @ 3/31/97                               119%                                   83%


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
GWF Per Share Deal Value -- WAMU & Ahmanson

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[Graph with two lines, one solid line for WAMU Transaction and one dotted line for Ahmanson Proposal]

[Horizontal line: dates (2/18/97 - 5/19/97); Vertical line: Per GWF Share Deal Value (0.00 - 60.00)]


                          WAMU                              Ahmanson
Date                      Transaction                       Proposal
----                      -----------                       --------
2/18/97                   50.63                             47.12
3/03/97                   46.69                             43.71
3/14/97                   45.34                             42.26
3/27/97                   44.61                             44.85
4/10/97                   42.98                             45.00
4/23/97                   42.08                             43.95
5/06/97                   47.42                             48.90
5/19/97                   50.29                             49.80


[Graphics: arrow pointing to Ahmanson Proposal line at coordinate (02/18/97, 47.12) with text box: 02/18/97 Ahmanson launches a hostile bid for GWF at an exchange ratio of 1.05x; arrow pointing to WAMU Transaction line at coordinate (03/06/97, 47.70) with text box: 03/06/97 WAMU announces merger agreement with GWF at an exchange ratio of 0.9x; arrow pointing to Ahmanson Proposal line at coordinate (03/17/97, 47.70) with text box: 03/17/97 Ahmanson increases exchange ratio to collar (1.2x - 1.1x)]


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
Exchange Ratio Analysis -- Ahmanson Proposal

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[Graph appears here. Horizontal line: Ahmanson Stock Price ($37.00 - $50.00);
Vertical line: Offer Value Per GWF Share ($44.00 - 56.00); To the right of vertical line appears a subtitle: 1.20x Exchange Ratio; followed by a vertical line: $41.67; followed by a subtitle: 1.20 to 1.10x Exchange Ratio $50 Offer; followed by a vertical line: $45.45; followed by a subtitle: 1.10x Exchange Ratio; Diagonal line from coordinates (37.00, 44.40) to (41.67, 50.00) becoming a horizontal line from coordinates (41.67, 50.00) to (45.45, 50.00) becoming a diagonal line from coordinates (45.45, 50.00) to (50.00, 55.00); graphic: arrow with text: Current Ahmanson Price pointing to coordinate (40.875, 49.05) with dashed vertical and horizontal lines from that coordinate to the horizontal and vertical axes of the graph.]


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
Comparison of Upside Potential


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
                                      WAMU Transaction                         Ahmanson Proposal
                          --------------------------------------      -----------------------------------
Change In                             Exchange    Implied Value                  Exchange  Implied Value       WAMU
Stock Price                Price      Ratio       Per GWF Share        Price       Ratio   Per GWF Share    Superiority
-----------                -----      -----       -------------        -----       -----   -------------    -----------
Current (a)                $55.56       .9x           $50.01          $40.88       1.20x      $49.05           $0.96

5% Appreciation            58.34        .9             52.51           42.92       1.16        50.00            2.51

10% Appreciation            61.12       .9             55.01           44.96       1.11        50.00            5.01

15% Appreciation           63.90        .9             57.51           47.01       1.10        51.71            5.80






(a)  As of May 20, 1997.



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